Exhibit 10.2

ANNUAL INCENTIVE PLAN

The Company maintains an annual incentive plan whereby certain employees are eligible to receive cash bonuses equal to a percentage of their base salaries if certain corporate financial objectives are achieved. The employees selected each year to participate in the annual incentive plan, as well as the performance targets on which the cash bonuses are based and the amount of the cash bonuses are determined each year in the discretion of the Compensation Committee of the Board of Directors of the Company.

Employees in the following categories are eligible to participate in the plan: members of the senior management team and other employees who can have a significant impact on the financial results of the Company. Each year, the Chief Executive Officer recommends to the Compensation Committee the employees whom he believes should participate in the plan, and the final determination is made by the Compensation Committee. The participation of such employees in the plan is evidenced by written notice from the Company.

If the Company achieves the performance targets set by the Compensation Committee, the designated management employees receive specified percentages of their annual salaries in the form of cash bonuses. Company performance below the target levels will result in lower or no bonus payments, and Company performance above the target levels will result in higher bonus payments.